Exhibit 5.2

TAX EXEMPT AND
GOVERNMENT ENTITIES
DIVISION

DEPARTMENT OF THE TREASURY
INTERNAL REVENUE SERVICE
WASHINGTON, D.C. 20224

Plan Description:  Prototype Standardized Profit Sharing Plan with coda
FFN: 31229292701-010  Case: 200608004  BIN: 45-0279825
BPD: 01  Plan: 010   Letter Serial NO: M288662a                                                                                                FLEXIBLE
Date of Submission: 01/31/2006

Contact Person:
FIRST WESTERN BANK & TRUST                                                                       Janell Hayes/Letitia Young
P O BOX 1090                                                                                                     Telephone Number
MINOT, ND  58702                                                                                                   513-263-3602/513-263-3584
In Reference To:
TEGE:EP:7521
Date: 03/31/2008

Dear Applicant:

In our opinion, the form of the plan identified above is acceptable under section 401 of the Internal Revenue Code for use by employers for the benefit of their employees. This opinion relates only to the acceptability of the form of the plan under the Internal Revenue Code. It is not an opinion of the effect of other Federal or local statutes.

You must furnish a copy of this letter, a copy of the approved plan, and copies of any subsequent amendments to each employer who adopts this plan.

This letter considers the changes in qualification requirements contained in the 2004 Cumulative List of Notice 2004-84, 2004-2 C.B. 1030.

Our opinion on the acceptability of the form of the plan is not a ruling or determination as to whether an employer's plan qualifies under Code section 401(a). The employer can generally rely on the letter as described in Rev. Proc. 2005-16, 2005-1 C.B. 674, provided the terms of the plan are followed in operation, and thus Employee Plans Determinations, except as provided below, will not issue a determination letter to an employer who adopts this plan. Please review Announcement 2008-23 I.R.B. 2008-14 to determine the items necessary for filing an application for a determination letter if one is required for reliance, or is otherwise desired. Generally, the employer may request a determination letter by filing an application with Employee Plans Determinations on Form 5307, Application for Determination for Adopters of Master or Prototype or Volume Submitter Plans.

Our opinion does not apply for purposes of Code section 401(a)(10)(B) and section 401(a)(16) if an employer ever maintained another qualified plan for one or more employees who are covered by this plan. For this purpose, the employer will not be considered to have maintained another plan merely because the employer has maintained another defined contribution plan(s), provided such other plan(s) has been terminated prior to the effective date of this plan and no annual additions have been credited to the account of any participant under such other plan(s) as of any date within the limitation year of this plan. See section 19.01(1) of Rev. Proc. 2005-16, 2005-1 C.B. 674, regarding standardized defined contribution plans and the repeal of Code section 415(e). Our opinion also does not apply for purposes of Code section 401(a)(16) if, after December 31, 1985, the employer maintains a welfare benefit fund defined in Code section 419(e), which provides postretirement medical medical benefits allocated to separate accounts for key employees as defined in Code section 419A(d)(3), or an individual medical account as defined in Code section 415(1) (2).

FIRST WESTERN BANK & TRUST
FFN: 31229292701-010

An employer that adopts this plan may not rely on this opinion letter with respect to: (1) whether any amendment or series of amendments to the plan satisfies the nondiscrimination requirements of section 1.401(a)(4)-5(a) of the regulations, except with respect to plan amendments granting past service that meet the safe harbor described in section 1.401(a)(4)-5(a)(5) and are not part of a pattern of amendments that significantly discriminates in favor of highly compensated employees; or (2) whether the plan satisfies the effective availability requirement of section 1.401(a)(4)-4(c) of the regulations with respect to any benefit, right or feature.

An employer that adopts this plan as an amendment to a plan other than a standardized plan may not rely on this opinion letter with respect to whether a benefit, right or other feature that is prospectively eliminated satisfies the current availability requirements of section 1.401(a)(4)-4 of the regulations.

The employer may request a determination (1) as to whether the plan, considered with all related qualified plans and, if appropriate, welfare benefit funds and individual medical benefit accounts, satisfies the requirements of Code section 401(a)(16) as to limitations on benefits and contributions in Code section 415 and the requirements of Code section 401 (a) (10) (B) as to the top-heavy plan requirements in Code section 416; (2) regarding the nondiscriminatory effect of grants of past service; and (3) with respect to whether a prospectively eliminated benefit, right or feature satisfies the current availability requirements. The employer may request a determination letter by filing an application with Employee Plans Determinations on Form 5307, Application for Determination for Adopters of Master or Prototype or Volume Submitter Plans.

If you, the master or prototype sponsor, have any questions concerning the IRS processing of this case, please call the above telephone number. This number is only for use of the sponsor. Individual participants and/or adopting employers with questions concerning the plan should contact the master or prototype sponsor. The plan's adoption agreement must include the sponsor's address and telephone number for Inquiries by adopting employers.

If you write to the IRS regarding this plan, please provide your telephone number and the most convenient time for us to call in case we need more information. Whether you call or write, please refer to the Letter Serial Number and File Folder Number shown in the heading of this letter.

You should keep this letter as a permanent record. Please notify us if you modify or discontinue sponsorship of this plan.

Sincerely yours.

/s/ Andrew Zuckerman
Andrew Zuckerman
Director,
Employee Plans Rulings and Agreements